Exhibit 99.1

DEMAND MEDIA ONBOARDS RACHEL GLASER AS CFO AND

TAWN ALBRIGHT TO HEAD CORPORATE DEVELOPMENT

Santa Monica, Calif. – April 30, 2015 – Demand Media, Inc. (NYSE: DMD), today announced that respected financial leader Rachel Glaser has joined its executive team as Chief Financial Officer and that seasoned business executive Tawn Albright has been named Executive Vice President, Corporate Development.

“Rachel and Tawn are talented and experienced leaders and our executive team is much stronger with their arrival,” said Sean Moriarty, CEO of Demand Media. “I am very happy to have them onboard and know they will help us accomplish great things at Demand Media.”

Glaser, who brings nearly three decades of senior operations and financial experience to Demand Media, most recently served as CFO at Move, Inc, parent of Realtor.com, where she helped lead the company through its successful transformation and recent sale to News Corporation. Prior to Move, she was Chief Operating and Financial Officer at MyLife.com. Before joining MyLife, Glaser was Senior Vice President, Finance at Yahoo! and spent many years at The Walt Disney Company in various finance, operations and technology roles.

“I’m energized by the opportunity to join Sean and the Demand Media team at this exciting stage of the business where we are hyper-focused on bring higher quality products and content to our audience and value to our investors,” said Rachel Glaser, CFO of Demand Media.

Prior to joining Demand Media, Albright was CEO and founding partner of the award-winning digital marketing agency, Rockhouse Partners. Following the sale of Rockhouse to Etix, Albright served as Executive Vice President for Etix, leading the integration of the two companies.  Albright has more than twenty years of experience managing growth initiatives for companies that include Ticketmaster/IAC, The Coca-Cola Company and Cox Communications.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a diversified Internet company that builds platforms across our media (eHow, LIVESTRONG.com and Cracked) and marketplace (Society6 and Saatchi Art ) properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Demand Media’s Content Solutions and Demand360 programmatic offerings help advertisers find innovative ways to engage with their customers. For more information about Demand Media, visit www.demandmedia.com.

###

Media Contact:

David Glaubke.

Vice President, Corporate Communications

david.glaubke@demandmedia.com

(310) 917-6490

Investor Contact:

Malindi Davies
IR@demandmedia.com